EX-99.h.1.ii
AMENDMENT NO. 2 TO

SCHEDULE A

DELAWARE GROUP INCOME FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF FEBRUARY 25, 2010

Delaware Corporate Bond Fund
Delaware Extended Duration Bond Fund
Delaware High-Yield Opportunities Fund
Delaware Core Bond Fund
Delaware Diversified Floating Rate Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.                                                            DELAWARE GROUP INCOME FUNDS
                       for its series set forth in this Schedule A

By:           /s/ Douglas L. Anderson                                           By:           /s/ Patrick P. Coyne
Name:          Douglas L Anderson                                                                                              Name:        Patrick P. Coyne
Title:           Senior Vice President                                                                                              Title:           President